Exhibit 99.1

BioCardia Reports Second Quarter 2025 Business Highlights and Financial Results

Sunnyvale, Calif. – August 11, 2025 - BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reported financial results for the second quarter of 2025 and filed its quarterly report on Form 10-Q for the three and six months ended June 30, 2025 with the Securities and Exchange Commission. The Company will also hold a conference call at 4:30 PM ET today in which it will discuss business highlights. Following management’s formal remarks, there will be a question-and-answer session.

Recent Business Highlights

CardiAMP® autologous cell therapy in ischemic heart failure of reduced ejection fraction (BCDA-01)

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Two-year results from the double-blind randomized placebo-controlled Phase 3 CardiAMP HF Trial of CardiAMP autologous minimally invasive cell therapy for the treatment of ischemic heart failure in patients with reduced ejection fraction (HFrEF) were presented as a late-breaking clinical trial at the American College of Cardiology’s Annual Scientific Sessions on March 30, 2025. For study subjects, all on stable guideline directed medical therapy, the CardiAMP HF treatment group had a lower incidence of both all cause death and non-fatal MACCE than the control group during the entire 24-month period of the CardiAMP HF study (p=0.17) and the composite endpoint of all cause death, non-fatal MACCE, and quality of life was statistically significant in the subgroup of patients with elevated NTproBNP (p =0.02).

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CardiAMP HF Trial data has been submitted to Japan’s Pharmaceuticals and Medical Devices Agency (PMDA) and we have requested a meeting to receive advice to align with PMDA on the acceptability of the clinical data and positioning of the CardiAMP system for Japanese patients with heart failure. We anticipate an in-person consultation in the fourth quarter of 2025, the outcome of which could enable us to submit for approval of the CardiAMP system for market entry in Japan.

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We have reported parallel ongoing efforts towards requesting a meeting with the FDA on the approvability of the FDA Designated Breakthrough CardiAMP System based on this clinical data in the fourth quarter 2025.

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The confirmatory CardiAMP HF II phase 3 trial is underway in the United States, with four sites actively enrolling patients and additional sites being onboarded. This trial focuses on patients with active heart stress with a primary composite endpoint of all cause death, non-fatal MACCE, and quality of life achieved in CardiAMP HF (p=0.02). CardiAMP HF II includes using the cell population analysis at screening to define treatment doses, which enables more patients to be eligible for the therapy, and improvements to the Helix system, with the use of the FDA approved Morph DNA steerable platform. Medicare reimbursement for both treated and controlled patients under C9782 is currently $17,500, which helps offset the costs of this study and reported as a reduction in R&D expense.

CardiAMP autologous cell therapy in chronic myocardial ischemic with refractory angina (BCDA-02)

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Results from the open-label roll-in cohort of patients having chronic myocardial ischemia with refractory angina to date have shown an average 107 second increase in exercise tolerance and an 82% average reduction in angina episodes at the primary six-month follow-up endpoint compared to before receiving the study treatment. The CardiAMP cell therapy procedure for chronic myocardial ischemia is also reimbursed by CMS under reimbursement code C9782, which covers both treated and controlled patients. The last roll-in cohort patient has reached this six-month primary endpoint, and we intend to prepare the primary results of this cohort for publication and presentation.

CardiALLO allogeneic cell therapy in Ischemic Heart Failure (BCDA-03)

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The Investigational New Drug application (IND) for a Phase 1/2 trial to deliver our allogeneic MSC for the treatment of HFrEF follows our previous cosponsored TRIDENT and POSEIDON clinical trials enrolling 45 patients at dosages up to 100 million cells delivered with our Helix transendocardial catheter. The current trial includes a 3+3 roll-in dose escalation up to a dose of 200 million cells followed by a 30-patient randomized double-blind controlled study based on a recent IND amendment to right size the study for nondilutive funding opportunities which are under discussion. The low dose cohort of 20 million cells has been completed and there have been no treatment-emergent adverse events, arrhythmias, rejection, or allergic responses. The independent Data Safety Monitoring Board recommended that the study proceed as designed in April 2025 based on the 30-day data safety assessment from this cohort.

Helix Biotherapeutic Delivery

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The Helix transendocardial biotherapeutic delivery system is a therapeutic-enabling platform for minimally invasive targeted delivery of biologic agents to the heart and underlies BCDA-01, 02, and 03 programs. We recently announced our intent to submit for approval of the Helix transendocardial system as a DeNovo 510(k) in the third quarter 2025.

Intellectual Property

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The Company’s intellectual property portfolio was strengthened with the issuance of another patent this past quarter. In June, the Company announced that the that United States Patent Office has granted US patent No. 12,311,127 titled “Radial and Trans-endocardial Delivery Catheter.” The patent describes the Company’s minimally invasive interventional biotherapeutic delivery catheter systems to deliver biologic therapies to target sites in the heart. This minimally invasive delivery approach enables optimal, site-specific treatment, minimizes off-target toxicities, and avoids the need for surgical access to the heart. The allowed patent protects BioCardia’s helical needle-tipped catheter technology platform, which the scientific literature supports is the safest[1] and most efficient[2] approach for biotherapeutic delivery to the heart.

“Heart failure remains a large, unmet need, impacting the lives of 56 million people worldwide, and we have made significant progress advancing our autologous CardiAMP cell therapy candidate intended to promote increased microvascular density and reduce fibrosis for a significant subgroup of these patients,” said BioCardia CEO Peter Altman, Ph.D. “Our active discussions on the approvability of the CardiAMP Cell Therapy System, as well the anticipated submission for approval of its dedicated Helix transendocardial biotherapeutic delivery catheter with even broader therapeutic impact have potential to be transformative for patients, physicians, and shareholders alike.”

Second Quarter 2025 Financial Results:

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Research and development expenses increased to approximately $1.4 million for the three months ended June 2025 from approximately $0.8 million in the three months ended June 2024, and increased to approximately $2.9 million in the six months ended June 2025 from the six months ended June 2024, primarily due to closeout activities in the CardiAMP HF Trial and the beginning of enrollment in the CardiAMP HF II Trial.

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Selling, general and administrative expenses decreased to approximately $0.7 million in the three months ended June 2025 compared to approximately $0.9 million for the three months ended June 2024, primarily due to lower professional fees and share-based compensation expense. Selling, general and administrative expenses remained consistent at approximately $1.9 million in the six months ended June 2025, as compared to approximately $1.9 million in the six months ended June 2024.

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Our net loss was approximately $2.0 million for the three months ended June 2025, compared to approximately $1.6 million for the three months ended June 2024, and was approximately $4.8 million for the six months ended June 2025, compared to approximately $3.9 million for the six months ended June 2024. These increases were due primarily to the increased expenses associated with closeout activities in the CardiAMP HF Trial and the beginning of enrollment in the CardiAMP HF II Trial.

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Net cash used in operations for the three months ended June 2025 was approximately $1.6 million, as compared to approximately $1.3 million for the three months ended June 2024. Net cash used in operations for the six months ended June 2025 was approximately $3.3 million, as compared to approximately $2.8 million for the six months ended June 2024.

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Our cash balance on June 30, 2025, was approximately $980,000. During the period from July 1, 2025 to August 8, 2025, we sold an aggregate of 296,422 shares of common stock under our ATM program at an average price of $2.59 per share to total gross proceeds of $769,000. This brings our current cash balance to approximately $1.1 million and provides runway into October 2025.

ANTICIPATED UPCOMING MILESTONES AND EVENTS:

BCDA-01 CardiAMP Autologous Cell Therapy in Heart Failure (HF)

■	CardiAMP HF manuscript – Q4 2025
■	CardiAMP HF Japan PMDA Clinical Review – Q4 2025
■	CardiAMP HF FDA meetings on approvability based on subgroup and safety – Q4 2025
■	CardiAMP HF II Enrollment – Ongoing

BCDA-02 CardiAMP Autologous Cell Therapy in Chronic Myocardial Ischemia

■	CardiAMP CMI Top line Data Rollin Cohort – Q4 2025

BCDA-03 CardiALLO Allogeneic MSC Cell Therapy in Heart Failure

■	CardiALLO HF Nondilutive Funding – Q1 2026

Helix Biotherapeutic Delivery System

■	Helix biotherapeutic delivery FDA Submission for Approval – Q3 2025

About BioCardia

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLOTM allogeneic cell therapies are the Company’s biotherapeutic platforms with three cardiac clinical stage product candidates in development. These therapies are enabled by its HelixTM biotherapeutic delivery and Morph® vascular navigation platforms. The CardiAMP Cell Therapy Trial for Heart Failure has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services. For more information visit: www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment in our clinical trials, the availability of data from our clinical trials, filings and communications with the FDA and Japan’s PMDA, product clearances, the efficacy and safety of our products and therapies, the achievement of any of the anticipated upcoming milestones, our positioning for growth or the market for our products and therapies, the expected benefits of our intellectual property, future prospects, regulatory timelines, and other statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent the development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2025, under the caption titled “Risk Factors BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

1. Raval AN and Pepine CJ. Clinical Safety Profile of Transendocardial Catheter Injection Systems: A Plea for Uniform Reporting, Cardiovasc Revasc Med, 2021.

2. Mitsutake Y, Pyum WB, Rouy D, et al. Improvement of local cell delivery using Helix Transendocardial Delivery Catheter in a porcine heart, Int Heart J. 2017.

BioCardia, Inc.

Condensed Consolidated Statements of Operations
(Unaudited in thousands, except share and per share amounts)

	Three Months ended June 30,		Six Months ended June 30,
	2025	2024	2025	2024
Revenue:
Collaboration agreement revenue	$—	$3	$—	$58
Costs and expenses:
Research and development	1,368	800	2,898	2,041
Selling, general and administrative	683	852	1,879	1,941
Total costs and expenses	2,051	1,652	4,777	3,982
Operating loss	(2,051)	(1,649)	(4,777)	(3,924)
Other income (expense):
Total other income, net	2	3	16	11
Net loss	$(2,049)	$(1,646)	$(4,761)	$(3,913)

Net loss per share, basic and diluted	$(0.40)	$(0.88)	$(0.98)	$(2.20)

Weighted-average shares used in computing net loss per share, basic and diluted	5,059,736	1,877,069	4,848,922	1,776,305

BioCardia, Inc.

Selected Balance Sheet Data

(amounts in thousands)

	June 30,	December 31,
	2025(1)	2024(1)

Assets:
Cash and cash equivalents	$980	$2,371
Other current assets	219	251
Property, plant and equipment and other noncurrent assets	890	1,102
Total assets	$2,089	$3,724
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$3,642	$2,321
Operating lease liability - noncurrent	333	566
Total stockholders’ equity (deficit)	(1,886)	837
Total liabilities and stockholders’ equity (deficit)	$2,089	$3,724

(1)   June 30, 2025 amounts are unaudited. December 31, 2024 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission on March 26, 2025.

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Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120